P R E L I M I N A R Y   C O P Y

CLAREMONT TECHNOLOGIES CORP.

Anlian Building, Suite #A 1501

Futian District, Shenzhen, China

INFORMATION STATEMENT

(Dated November __, 2006)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE “ACTIONS”, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE SHAREHOLDER WHO OWNS A MAJORITY (APPROXIMATELY 61.8%) OF THE OUTSTANDING SHARES OF COMMON STOCK OF CLAREMONT TECHNOLOGIES CORP.  A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

GENERAL

This Information Statement is being furnished on or about the date first set forth above to holders (who are holders of record as of the close of business on November 21, 2006) of the common stock, $.001 par value per share (“Common Stock”), of Claremont Technologies Corp., a Nevada corporation (“we” or the “Company”), in connection with the following (the “Actions”):

1.

Changing the name of the Company from Claremont Technologies Corp. to China Ivy School, Inc.; and

2.

Amending the Company’s Articles of Incorporation, with the only amendment being the name change described above.

Our Board of Directors has unanimously approved, and the individual who owns 34,918,000 shares (approximately 61.8%) of the 56,500,000 shares of Common Stock outstanding as of the date of this Information Statement, has consented in writing to, the Actions.  Such approval and consent are sufficient under Section 78.320 of the Nevada General Corporation Law and our By-Laws to approve the Actions.  Accordingly, the Actions will not be submitted to our other shareholders for a vote and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Actions in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

The address of the Company is Anlian Building, Suite #A 1501, Futian District, Shenzhen, China.

CHANGE IN CONTROL

On August 25, 2006, Xu Zuqiang (“Zuqiang”), the Company’s former officer and director, and the Company consummated an Amendment to Stock Purchase Agreement (the “Amendment”) whereby the parties modified certain provisions of the Stock Purchase Agreement between them dated as of June 1, 2006 (as so amended, the “Purchase Agreement”).  Specifically, instead of the one million (1,000,000) (on a post-reverse stock split adjusted basis (see below)) shares of the Common Stock of the Company which Zuqiang purported to acquire pursuant to the original Purchase Agreement, Zuqiang acquired seven hundred fifty thousand (750 ,000 ) (on a post-reverse stock split adjusted basis (see below) ) shares of Common Stock of the Company and two hundred fifty thousand (250,000) (on a post-reverse stock split adjusted basis (see below) ) shares of the preferred stock, par value $.001 per share (the “Preferred Stock”), of the Company for an aggregate purchase price of $550,000 (the “Stock Transaction”).  After giving effect to the Stock Transaction, Zuqiang held, on a post-reverse stock split adjusted basis (see below), in addition to two hundred fifty thousand (250,000) shares of the Company’s Preferred Stock, seven hundred fifty thousand (750,000) of the one hundred million (100,000,000) shares of our Common Stock then issued and outstanding, constituting, in the aggregate, 75% of the issued and outstanding shares of Common Stock of the Company (80% after giving effect to the conversion of the Preferred Stock into Common Stock) effecting a change in the controlling interest of the Company.

On September 5, 2006, the Company’s Board of Directors and the then holder of a majority of the Company’s then outstanding Common Stock approved the implementation of a  one-for-one-hundred (1-for-100) reverse stock split (the “Reverse Stock Split”) of the outstanding shares of the Company’s Common Stock.  The Reverse Stock Spit became effective on October 11, 2006, whereby each 100 shares of the Company's issued and outstanding Common Stock was automatically combined into and became one share of Common Stock, thereby reducing the 125,000,000 of shares of Common Stock which were outstanding on a fully diluted basis immediately prior to the effectiveness of the Reverse Stock Split (which consisted of (i) 100,000,000 shares of Common Stock and (ii) 25,000,000 shares of Common Stock automatically issuable upon effectiveness of the Reverse Stock Split in respect of the 25,000,000 shares of Preferred Stock then outstanding) to approximately 1,250,000 shares of Common Stock.

Upon the effectiveness of the Reverse Stock Split, all issued and outstanding shares of Preferred Stock of the Company automatically converted on a one-for-one basis into shares of Common Stock of the Company.   Pursuant to the Company’s Certificate of Designation, if the Company effected a reverse stock split, the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such reverse stock split are to be proportionately decreased.  Therefore, the issued and outstanding shares of Preferred Stock converted into 250,000 shares of Common Stock.

The Company’s Articles of Incorporation was not amended as a result of the Reverse Stock Split and currently authorize the issuance of 100,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock.  There are no shares of Preferred Stock currently issued and outstanding.

On October 12, 2006 (the “Effective Date”), the Company entered into and consummated a Share Exchange Agreement with Brighter International Limited (“BIL”), Blue Tassel School (“BTS”), and the shareholders of BIL (the “BIL Shareholders”), pursuant to which the Company acquired BIL in exchange for issuance of 55,250,000 shares of Common Stock of the Company to the BIL Shareholders (the “Share Exchange Transaction”), which was divided proportionally among the BIL Shareholders in accordance with their respective ownership interests in BIL immediately before the completion of the Share Exchange Transaction.

As a result of the Share Exchange Transaction, a change of control of the Company occurred as of the Effective Date.  Prior to the Effective Date, the controlling shareholder of Company was Zuqiang, who held approximately 80% of the then issued and outstanding shares of Common Stock of the Company.  As of the Effective Date, the BIL Shareholders became the controlling shareholders of the Company, owning in the aggregate 98% of the issued and outstanding shares of Common Stock of the Company as of the Effective Date.  Yongqi Zhu (“Zhu”), the Company’s Chairman and Chief Executive Officer acquired 34,918,000 shares of the Common Stock of the Company.  After giving effect to the Share Exchange Transaction, Zhu is the owner of 61.8% of the issued and outstanding shares of the Common Stock of the Company.

Prior to the closing of the Share Exchange Transaction, Zuqiang had been Chief Executive Officer, Chief Financial Officer, and sole director of the Company.  Effective upon the filing and distribution of such documents as are required under the Securities Exchange Act of 1934, as amended, and the expiration of all applicable grace periods, which occurred on November 12, 2006, Zhu, who prior to the Share Exchange Transaction was a shareholder of BIL, Qian Gao, Yipeng Lu, Fugeng Xia and Haiming Zhang (the “New Directors”) were appointed to, and Zuqiang resigned from, the Board of Directors of the Company.

Effective upon the close of business of October 27, 2006, Zuqiang resigned from his position as Chief Executive Officer and Chief Financial Officer of the Company.  As Sole Director of the Company, Mr. Zuqiang appointed Zhu to the positions of Chairman and Chief Executive Officer, Qian Gao to the position of Secretary and Jian Xue to the position of Chief Financial Officer (the “New Officers”), such appointments became effective upon the close of business of October 27, 2006.

Biographies of the New Officers and the New Directors can be found in the Company’s Schedule 14f-1 Information Statement filed on November 2, 2006, and are hereby incorporated by reference.

Background of Change of Control

There was no prior relationship between Zuqiang and the Company, and the previous directors and officers of the Company. Mr. Zuqiang determined to purchase the stock of the Company as a result of an introduction by a third party.

Zuqiang is aware of the desire of many operating business in China to become publicly traded in the United States.  Consequently, during the period from May 2006 to June 2006, Zuqiang initiated an active search for a prospective target business. In May 2006, Zuqiang contacted Zhu, the founder of BTS, and had an informal and preliminary discussion with Zhu regarding a possible business combination.

On May 25, 2006, Zuqiang meet with Zhu, Ms Qian Gao, Ms Jian Xue, Mr. Yipeng Lu, Mr. Fugeng Xia, Mr. Haiming Zhang, and Mr. Qi Huang (collectively, the “BTS Group”) on the campus of BTS, to discuss the operations of BTS.  The BTS Group agreed to provide Zuqiang certain information and due diligence documents concerning BTS and its affiliates, including, without limitation, business plans and unaudited financial statements.  At the time of these discussions BTS did not have audited financial statements and consequently, the Company indicated to the BTS Group that it was not interested in entering into an agreement or detailed discussions regarding a possible business combination.

During the period of June 2006 through September 2006, management of the Company and its financial advisors proceeded to conduct a limited review of BTS and its operations.

In early October 2006 Zhu advised Zuquqiang that BTS had completed an audit of its financial statements and that he was interested in commencing discussions regarding a business combination.  On October 8, 2006, Zuqiang met with the BTS Group on the campus of BTS to discuss and negotiate the terms of the Share Exchange Agreement. During the course of the meeting, Zuqiang and the BTS Group were able to finalize the terms and conditions of the Share Exchange Agreement.  On October 11, 2006, Zuqiang, as sole director of the Company, approved the Share Exchange Agreement.  On October 12, 2006, Zuqiang met with the BTS Group on the campus of BTS to execute the Share Exchange Agreement.

NAME CHANGE

The Company intends to change its name from Claremont Technologies Corp. to China Ivy School, Inc.  The Company believes that this name change is appropriate because its business focus is in the education industry.  The change in the Company’s name will become effective upon the Company’s filing of its Certificate of Amendment to Articles of Incorporation, described below, with the Secretary of State of Nevada.

AMENDED ARTICLES OF INCORPORATION

The Company intends to file with the Secretary of State of Nevada its Certificate of Amendment to Articles of Incorporation, in the form attached hereto as Exhibit A, approximately 21 days after the date of this Information Statement.  The only amendment to the Company’s Articles of Incorporation will be with respect to the name of the Company.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The Company has 56,500,000 shares of Common Stock outstanding as of November [     ], 2006.  The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November [     ], 2006 by (i) each person who, to our knowledge, beneficially owns more than 5% of our Common Stock; (ii) each of our current directors and executive officers; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares	Percent of Outstanding Shares

Yongqi Zhu	34,918,000	61.8%
First Capital Limited	5,525,000	9.78%
Simple (HK) Investment & Management Co. ltd.	4,420,000	7.82%
China US Bridge Capital Limited	3,867,500	6.85%
Shenzhen Shiji Ruicheng Guaranty & Investment Co. Ltd	3,480,750	6.16%
Shenzhen Dingyi Investment Co. Ltd.	3,038,750	5.38%
Qian Gao	0	0%
Jian Xue	0	0%
Yipeng Lu	0	0%
Fugeng Xia	0	0%
Haiming Zhang	0	0%
All Officers & Directors as a Group (6 persons)	34,918,000	61.8%

By order of the Board of Directors,

Yongqi Zhu,

Chairman and Chief Executive Officer

November ___, 2006

EXHIBIT A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

CLAREMONT TECHNOLOGIES CORP.

(For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock))

* * * * * *

1.

 Name of Corporation:

Claremont Technologies Corp.

2.

The Articles have been amended as follows (provide articles numbers, if available):

1. NAME OF CORPORATION: The name of the Corporation is China Ivy School, Inc.

3.

The foregoing Certificate of Amendment of the Corporation’s Articles of Incorporation has been approved by written consent of shareholders holding 34,918,000 (or approximately 61.8%) of the 56,500,000 shares of the Corporation’s Common Stock outstanding as of November [   ], 2006.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Articles of Incorporation to be signed by its duly authorized officer this ___ day of November 2006.

CLAREMONT TECHNOLOGIES CORP.

By:  /s/

Name: Yongqi Zhu

Title:

Chief Executive Officer